Exhibit (d)(85)

AMENDMENT FOUR

DATED OCTOBER 1, 2017 TO

INVESTMENT SUBADVISORY AGREEMENT

For MassMutual Premier Global Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and OppenheimerFunds, Inc. (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of December 31, 2004, as amended, relating to the MassMutual Premier Global Fund (the “Fund”); and

WHEREAS, MassMutual assigned the Agreement to its wholly-owned affiliate, MML Investment Advisers, LLC (“MML Advisers”), effective April 1, 2014; and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 6(a) – Compensation of the Subadviser is replaced in its entirety with the following:

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MML Advisers agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the annual rate of [    ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC	OPPENHEIMERFUNDS, INC

By: /s/ Tina Wilson	By: /s/ Lamar Kunes
Name: Tina Wilson	Name: Lamar Kunes
Title: Vice President	Title: SVP, OppenheimerFunds Distributor, Inc. by delegated authority

Accepted and Agreed to by:

MASSMUTUAL PREMIER FUNDS

on behalf of MassMutual Premier Global Fund

By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer